Exhibit (j)

                          CONSENT OF ERNST & YOUNG LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Scudder-Dreman Financial Services Fund's (the "Fund") Class A, Class B, and Class C Shares Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Class A, Class B, and Class C Shares Statement of Additional Information, and to the incorporation by reference, in Post-Effective Amendment No. 15 to the Fund's Registration Statement (Form N-1A, Nos. 333-43815), of our report, dated January 24, 2005, on the financial statements and financial highlights of Scudder-Dreman Financial Services Fund in the Annual Report to the Shareholders for the year ended November 30, 2004.

                                          /s/ERNST & YOUNG LLP

                                          ERNST & YOUNG LLP

Boston, Massachusetts
February 22, 2005